UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2020

Healthcare Integrated Technologies Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36564	85-1173741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1462 Rudder Lane, Knoxville TN	37919
(Address of principal executive offices)	(Zip Code)

(865) 719-8160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HITC	OTC Bulletin Board

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2020, we appointed Susan A. Reyes, M.D. as our Chief Medical Officer. In connection with her appointment, Dr. Reyes entered into a three-year Employment Agreement with us.

Dr. Reyes, 57, brings over 29 years of experience as a practicing Internal Medicine physician. She earned her Doctor of Medicine degree in just six-years and was board certified in Internal Medicine in 1994. Since then, Dr. Reyes has enjoyed expanding her skill set by working with several groundbreaking companies. In 1997, she worked for Hospital Inpatient Management Systems, which was the first hospitalist group that transformed the efficiencies of “length of stay” of patients in the hospital and in skilled nursing facility settings. In 2000, she was the lead physician for MD to You in Tampa, Florida - the first organization that developed house calls for homebound geriatric patients. In 2009, Dr. Reyes became the first physician to bring house call services to Knoxville, Tennessee and has grown her company to be the largest mobile medical primary care practice covering East Tennessee. She has been an advisor and served as Medical Director to several home health and hospice agencies and assisted living facilities in each community where she has resided.

As compensation, we agreed to pay her an annual salary of $52,000 and she is entitled to discretionary bonuses as may be awarded from time to time by our Board of Directors. As additional compensation, we granted her stock options to purchase 1,000,000 shares of our common stock at an exercise price of $0.40 per share, the closing price of common stock as reported on the OTC Markets on the date immediately preceding the date of the Employment Agreement, with 150,000 options vesting immediately and the balance vesting in equal annual installments over a period of three-years commencing on the grant date. The vesting date of any unvested options accelerates in the event of a Change in Control as defined in the Employment Agreement. Dr. Reyes is also entitled to paid vacation and sick leave and other programs we may offer. The initial term of the Employment Agreement will automatically renew for an additional one-year term unless either party provides notice of non-renewal.

The Employment Agreement terminates upon the death or disability of Dr. Reyes, and may be terminated by us for cause, or by Dr. Reyes for any reason. If the Employment Agreement is terminated by us for cause, upon her death or disability, at non-renewal or by Dr. Reyes, she is only entitled to receive her base salary through the date of termination and, in the case of termination due to death or disability, a pro rata payment of the annual incentive earned for the year of termination. If the Employment Agreement is terminated by us without cause or by Dr. Reyes for good reason, we are obligated to pay her severance equal to one year’s base salary and any unpaid incentive compensation. In addition, if at any time during the term of the Employment Agreement Dr. Reyes’ employment is terminated by us without cause within two years after a Change in Control of our company, or in the 90 days prior the Change in Control at the request of the acquiror, we are obligated to pay her an amount equal to 2.99 times her annual compensation. “Change in Control” is defined in the Employment Agreement to mean the acquisition by any person of beneficial ownership of our securities representing greater than 50% of the combined voting power of our then outstanding voting securities.

The Employment Agreement contains customary invention assignment, non-compete and non-solicitation provisions. The descriptions of the terms and conditions of the Employment Agreement with Dr. Reyes and the stock option granted to her therein are qualified in their entirety by reference to agreements which are filed as Exhibits 10.1 and 10.2, respectively, to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*¥	Employment Agreement between Healthcare Integrated Technologies, Inc. and Susan A. Reyes
10.2*	Form of stock option dated September 1, 2020 granted to Susan A. Reyes

* Filed herewith.

¥ Management compensation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2020

Healthcare Integrated Technologies Inc.

By:	/s/ Scott M. Boruff
Name:	Scott M. Boruff
Title:	Chief Executive Officer and Sole Board member

EXHIBIT INDEX

Exhibit No.	Description

10.1*¥	Employment Agreement between Healthcare Integrated Technologies, Inc. and Susan A. Reyes
10.2*	Form of stock option dated September 1, 2020 granted to Susan A. Reyes

* Filed herewith.

¥ Management compensation agreement.